                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

                                (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               Peapod, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                                          [LOGO OF PEAPOD, INC.]
                                 PEAPOD, INC.
                               9933 Woods Drive
                            Skokie, Illinois 60077

                                                                  April 9, 1999

Dear Stockholder:

   You are cordially invited to attend the 1999 Annual Meeting of Stockholders of Peapod, Inc., a Delaware corporation, to be held at 10:00 a.m. (California time) on Wednesday, May 12, 1999 at the Hyatt Regency Hotel, 5 Embarcadero Center, San Francisco, California 94111.

   The formal notice of the meeting, Proxy Statement and 1998 Annual Report are enclosed. The matters to be considered at the meeting are described in the accompanying Proxy Statement. Regardless of your plans for attending in person, it is important that your shares be represented at the meeting. Therefore, please complete, sign, date and return the enclosed proxy card in the enclosed postage prepaid envelope. This will enable you to vote on the business to be transacted whether or not you attend the meeting.

   We hope that you can attend the 1999 Annual Meeting of Stockholders.

                                          Sincerely,


                                          /s/ Andrew B. Parkinson
                                          Andrew B. Parkinson
                                          Chairman, President and Chief
                                           Executive Officer

                                        [LOGO OF PEAPOD, INC.]
                                 PEAPOD, INC.
                               9933 Woods Drive
                            Skokie, Illinois 60077

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on May 12, 1999

To the Stockholders of

                                 PEAPOD, INC.

   The 1999 Annual Meeting of Stockholders of Peapod, Inc., a Delaware corporation (the "Company"), will be held at the Hyatt Regency Hotel, 5 Embarcadero Center, San Francisco, California 94111 on Wednesday, May 12, 1999, at 10:00 a.m., California time, for the following purposes:

  1. to elect two (2) Class II directors; and

  2. to transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments thereof.

   The Board of Directors has fixed the close of business on March 31, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting of Stockholders.

   Your attention is directed to the accompanying Proxy Statement. Whether or not you plan to attend the meeting in person, you are urged to complete, sign, date and return the enclosed proxy card in the enclosed, postage prepaid envelope. If you attend the meeting and wish to vote in person, you may withdraw your proxy and vote your shares personally.

   This Notice of Annual Meeting of Stockholders is first being sent to stockholders on or about April 9, 1999.

                                        By Order of the Board of Directors,

                                        /s/ Andrew B. Parkinson

                                        Andrew B. Parkinson
                                        Chairman, President and
                                        Chief Executive Officer


April 9, 1999

                                 PEAPOD, INC.
                               9933 Woods Drive
                            Skokie, Illinois 60077

                                PROXY STATEMENT
                      FOR ANNUAL MEETING OF STOCKHOLDERS

                          To Be Held on May 12, 1999

                              GENERAL INFORMATION

   This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Peapod, Inc., a Delaware corporation (the "Company"), for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at 10:00 a.m. (California time) on May 12, 1999, at the Hyatt Regency Hotel, 5 Embarcadero Center, San Francisco, California 94111.

   The Annual Meeting may be postponed or adjourned from time to time without any notice other than announcement at the meeting, and any and all business for which notice is hereby given may be transacted at any such postponed or adjourned meeting.

   The Board of Directors has fixed the close of business on March 31, 1999 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting. On March 31, 1999, the Company had outstanding 17,296,590 shares of Common Stock, par value $.01 per share ("Common Stock"). A list of stockholders of record entitled to vote at the Annual Meeting will be available for inspection by any stockholder, for any purpose germane to the meeting, during normal business hours, for a period of 10 days prior to the meeting, at the office of the Company located at 9933 Woods Drive, Skokie, Illinois 60077.

   Whether or not you plan to attend the Annual Meeting, please sign, date and mail your proxy card in the enclosed self-addressed postage prepaid envelope. The proxy holders appointed by the Company will vote your shares according to your instructions. If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendation of the Board of Directors as set forth in this Proxy Statement. The proxy card gives authority to the proxy holders appointed by the Company to vote your shares in their discretion on any other matter properly presented at the Annual Meeting.

   You may revoke your proxy at any time prior to voting at the Annual Meeting by delivering written notice to the Secretary of the Company, by submitting a subsequently dated proxy or by attending the Annual Meeting and voting in person at the Annual Meeting.

   This Proxy Statement is first being sent or given to stockholders on or about April 9, 1999.

                              VOTING INFORMATION

   Each holder of outstanding shares of Common Stock is entitled to one vote for each share of Common Stock held in such holder's name with respect to all matters on which holders of Common Stock are entitled to vote at the Annual Meeting. Except as otherwise required by law, the holders of shares of Common Stock shall vote together and not as separate classes. A holder of shares of Common Stock may, with respect to the election of the Class II directors, (i) vote FOR the election of the director nominees, (ii) WITHHOLD authority to vote for such director nominees, or (iii) vote for the election of all such director nominees but withhold authority to vote for an individual nominee by writing such individual nominee's name in the space provided on the proxy card. All properly executed and unrevoked proxies received in the accompanying form in time for the Annual Meeting will be voted in the manner directed therein. If no direction is made on a proxy, such proxy will be voted FOR the election of the named director nominees to serve as Class II directors. The proxy card gives authority to the proxy holders appointed by the Company to vote your shares in their discretion on any other matter properly presented at the Annual Meeting. If a proxy indicates that all or a portion of the votes represented by such proxy are not being voted with respect to a particular matter, such non-votes will not be considered present and entitled to vote on such matter, although such votes will count for purposes of determining the presence of a quorum. A quorum will be present if a majority of the shares of Common Stock are represented in person or by proxy at the Annual Meeting.

   The election of the Class II directors requires the affirmative vote of a plurality of votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote on such matter at the Annual Meeting. Accordingly, if a quorum is present at the Annual Meeting, the persons receiving the greatest number of votes from the holders of shares of Common Stock will be elected to serve as the Class II directors. Since the election of directors requires only the affirmative vote of a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy and entitled to vote with respect to such matter, withholding authority to vote for a nominee and non-votes with respect to the election of directors will not affect the outcome of the election of directors.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

   The business of the Company is managed under the direction of the Company's Board of Directors. The Board of Directors is presently composed of seven directors, divided into three classes. At the Annual Meeting, two Class II directors will be elected to serve until the annual meeting in the year 2002, or until their successors are elected and qualified. The nominees for election as Class II directors are identified below. In the event the nominees who have expressed an intention to serve if elected fail to stand for election, the persons named in the proxy currently intend to vote for a substitute nominee designated by the Board of Directors.

Nominees

   The following persons, if elected at the Annual Meeting, will serve as Class II directors until the annual meeting in the year 2002, or until their successors are elected and qualified.

              CLASS II DIRECTORS--TERM SCHEDULED TO EXPIRE IN 1999

   Mr. Thomas L. Parkinson, age 38, is a co-founder of the Company and has been its Executive Vice President--Chief Technology Officer and a director since its founding in 1989. He has had primary responsibility for directing consumer product development and technology research and development since the Company's founding and he is the principal architect of Peapod's software. Prior to founding the Company in 1989, Mr. Parkinson was a co-founder of Resource Control Systems ("RCS"), a UNIX relational database company. Before RCS, he held various field sales and sales management positions with Procter & Gamble Co. Thomas Parkinson is the brother of Andrew Parkinson, the Company's Chairman, President and Chief Executive Officer.

   Mr. Seth L. Pierrepont, age 47, has been a director of the Company since 1992. Mr. Pierrepont also served as the Company's Director of Marketing during 1993. He is President of Sage Venture Management Incorporated ("Sage"), a private investment and advisory services firm specializing in developing businesses. Prior to founding Sage in 1990, Mr. Pierrepont was a Managing Director of Continental Illinois Venture Corporation.

   THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS VOTES "FOR" THE NOMINEES FOR CLASS II DIRECTORS.

Other Directors

   The following persons are currently directors of the Company whose terms will continue after the Annual Meeting.

             CLASS III DIRECTORS--TERM SCHEDULED TO EXPIRE IN 2000

   Mr. Trygve E. Myhren, age 62, became a director in 1995. He is president of Myhren Media, Inc., which invests in and advises media, telecommunications and consumer products companies. He was President and Chief Operating Officer and a director of The Providence Journal Company, a diversified media firm, from 1990 to 1996. From 1992 to 1995, he also served as President and Chief Executive Officer of King Broadcasting Company, a subsidiary of The Providence Journal Company. From 1975 until 1988, Mr. Myhren was employed by American Television and Communications Corporation, the cable television subsidiary of Time, Inc. (now Time/Warner Cable), and he served as Chairman and Chief Executive Officer from 1981 to 1988. Mr. Myhren was a member of the board of the National Cable Television Association from 1981 to 1991 and served as its Chairman in 1986 and 1987. Mr. Myhren currently serves on the Boards of J.D. Edwards, Inc., Verio, Inc., Founders Funds and Advanced Marketing Services, Inc.

   Mr. Robert S. Goodale, age 65, became a director in 1998. He is currently a fellow at the Institute at Mars Hill College. From 1993 to 1997, he served as the Deputy Secretary of the North Carolina Department of Commerce. Mr. Goodale has previously served as President of Sunstate Dairy and Foods Company, Finevest Foods, Inc. and Harris Teeter, Inc.

              CLASS I DIRECTORS--TERM SCHEDULED TO EXPIRE IN 2001

   Mr. Andrew B. Parkinson, age 41, is a co-founder of the Company and has been its Chairman, President and Chief Executive Officer since its founding in 1989. Prior to the founding of the Company, Mr. Parkinson held various brand and product management positions with Kraft Foods, Inc. and Procter & Gamble Co. Andrew Parkinson is the brother of Thomas Parkinson, the Company's Executive Vice President--Chief Technology Officer and a director.

   Mr. Tasso H. Coin, age 63, has been a director of the Company since 1992. He is President of Tasso H. Coin Investment Development Company, a private investment and advisory firm specializing in services for growth companies. He is also a director of Extended Care Information Network, Inc., an internet-based health care information services company. Mr. Coin was a founder of the Chicago law firm now known as Cowen, Crowley, Nord & Staub and co-founder of AmBank Financial Services Inc., a bank holding company.

   Mr. Mark VanStekelenburg, age 48, became a director in 1998. He is currently self-employed as an investor. From 1992 through January 1998, he served as the President and Chief Executive Officer of Rykoff-Sexton, Inc./U.S. Foodservice, Inc., a food service distributor and manufacturer. In 1995, he was elected Chairman of the Board of Directors, a position he held until he retired from the company in 1998. Prior to coming to Rykoff-Sexton in 1991, he served as President and Chief Executive Officer of G.V.A., Inc., the food service division of Royal Ahold n.v., the largest food retailer in the Netherlands. His experience in the food distribution and retail business also includes terms as the President of Torro Supermarkets, General Manager and Chief Operating Officer of Makro U.S.A. and General Manager of Korti Discount Stores.

Meetings and Committees

   The Board of Directors of the Company held five meetings during fiscal 1998. Each meeting was attended by all directors in office at the respective time of such meeting.

   The Board of Directors does not presently have a formal nominating committee.

   The Audit Committee recommends the firm to be appointed as independent accountants to audit financial statements and to perform services related to the audit, reviews the scope and results of the audit with the independent accountants, reviews with management and the independent accountants the Company's year-end operating results and considers the adequacy of the internal accounting procedures. The Audit Committee currently consists of Messrs. Seth
L. Pierrepont (Chairman), Tasso H. Coin and Robert S. Goodale. The Audit Committee held two meetings in fiscal 1998, which were attended by all members of the Audit Committee appointed at the respective times of such meetings.

   The Compensation Committee, which currently consists of Messrs. Trygve E. Myhren (Chairman), Tasso H. Coin and Mark VanStekelenburg, reviews and approves the compensation arrangements for all officers and other senior level employees, and administers and takes such other actions as may be required in connection with certain compensation and incentive plans of the Company (including the grant of stock options). The Compensation Committee also recommends fees to be paid to members of the Board of Directors. The Compensation Committee held nine meetings in fiscal 1998, which were attended by all members of the Compensation Committee appointed at the respective times of such meetings.

   The Company's By-Laws require that the Compensation Committee and the Audit Committee consist solely of non-employee directors.

Compensation of Directors

   Non-employee directors receive compensation of $1,000 per in-person meeting of the Board of Directors, $500 per telephonic meeting of the Board of Directors lasting more than one hour, $750 per in-person meeting of committees of the Board of Directors and $375 per telephonic meeting of committees of the Board of Directors lasting more than one hour. Non-employee directors also receive a stipend of $10,000 per year, of which $2,500 is payable at the beginning of each quarter. Directors who are officers or employees of the Company receive no compensation for serving as directors. All directors are reimbursed for reasonable and necessary expenditures incurred in connection with attendance at meetings of the Board of Directors and meetings of committees of the Board of Directors.

   Under the Company's 1997 Long-Term Incentive Plan (the "1997 Plan"), non-employee directors may be granted nonqualified options to purchase shares of Common Stock at the discretion of the Compensation Committee to advance the interests of the Company by retaining well-qualified directors. On the date on which a person is first elected or begins to serve as a non-employee director, each such non-employee director will be granted a nonqualified option to purchase 15,000 shares of Common Stock under the Company's 1997 Plan. Also, under the 1997 Plan, on the date of each annual meeting of the Company, each non-employee director will be granted an option to purchase 5,000 shares of Common Stock. Finally, the Company's 1997 Plan provides that the per share exercise price of all such options is or will be no less than the fair market value of the Common Stock on the date of grant. One-third of such options vest or will vest on each of the first, second and third anniversaries of the date of grant, except with respect to the grant of options in connection with an annual meeting as described above, which options will become exercisable in full as of the date immediately preceding the date of the Company's next annual meeting following the annual meeting on which such option was granted.

                               EXECUTIVE OFFICERS

   The following sets forth certain information with respect to the executive officers of the Company.

   Andrew B. Parkinson, age 41, is a co-founder of the Company and has been its Chairman, President and Chief Executive Officer since its founding in 1989. See "Election of Directors."

   John C. Walden, age 39, has served as the Company's Chief Operating Officer since 1997. He is responsible for the general development and execution of the Company's operating strategies and plans. He joined the

Company in 1996 as Executive Vice President--Finance and Business Development. Prior to joining Peapod, Mr. Walden was Director, Media Ventures for Ameritech Corporation where he effected and managed investments in internet companies. Mr. Walden served as a director of Peapod in 1995 as Ameritech Corporation's designee. From 1990 to 1994, he held a variety of executive management positions with Storage Technology Corporation, a computer storage system manufacturer, and a predecessor, XL/Datacomp, Inc., a computer distribution company, including Vice President and General Manager, Vice President-- Corporate Development and Strategy and General Counsel.

   Thomas L. Parkinson, age 38, is a co-founder of the Company and has been its Executive Vice President--Chief Technology Officer and a director since its founding in 1989. See "Election of Directors."

   Timothy M. Dorgan, age 46, joined the Company in 1994 in his current role, Executive Vice President--Marketing. Mr. Dorgan is responsible for the overall development and management of the Company's marketing activities, including interactive marketing services. Prior to joining Peapod, from 1992 to 1994, Mr. Dorgan served as President of Ketchum Advertising-Chicago, a multinational advertising agency. From 1987 to 1992, Mr. Dorgan was President and Chief Operating Officer of Noble & Associates, an advertising and marketing services firm specializing in food products.

   John A. Furton, age 34, is a co-founder of the Company and serves as Senior Vice President--Chief Information Officer. He joined the Company in 1990. Currently, he is responsible for all enterprise technology development, including fulfillment and logistics, merchandising and administrative and financial systems, as well as the Company's data center and network operations. Additionally, Mr. Furton is responsible for the Company's market development activities, which include structuring and managing its external business relationships with supermarkets and other merchandising partners. Prior to this, Mr. Furton was Vice President of Operations, where he managed order fulfillment services. Prior to joining the Company, from 1986 to 1990, Mr. Furton held various positions in information systems consulting with Kraft Foods, Inc. and Michigan Bell Telephone Company.

   Carl E. Alguire, age 41, currently serves as Senior Vice President-- Fulfillment Operations. He joined the Company in 1994 as Regional Vice President and served in that capacity until 1997. Prior to joining the Company, from 1989 to 1994, Mr. Alguire was Vice President of Expressline/Mercury Delivery, Inc. where he was responsible for all daily operations of Cleveland's largest rush delivery company. He also founded and ran a $3.5 million general and grocery delivery business, and held the position of grocery store manager for Fisher Foods, Inc.

   Dan Rabinowitz, age 36, currently serves as Vice President--Chief Financial Officer. He joined the Company in 1995 as Director of Finance and served in that capacity until February 1998. At that time, he became the Company's Vice President--Financial Planning & Control and Treasurer. Prior to joining the Company, Mr. Rabinowitz served as Associate Director for Geneva Capital Markets, a middle markets mergers and acquisitions firm from 1993 through 1995, and Director of Finance at Technology Solutions Company from 1991 through 1993.

   William J. Christopher, age 41, currently serves as Vice President--Member Services. He joined the Company in 1996 as Director--Member Services and served in that capacity until 1997. Prior to joining the Company, from 1991 to 1996, Mr. Christopher held various general management positions at McMaster-Carr Supply.

   Michael P. Brennan, age 35, currently serves as Vice President--Product Management. He joined the Company in 1997 as Director--Grocery Formats and served in that capacity until 1998. Prior to joining the Company, from 1990 to 1996, Mr. Brennan held various positions culminating at Principal for the management consulting firm A.T. Kearney.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Compensation

   Summary Compensation. The following summary compensation table sets forth certain information concerning compensation for services rendered in all capacities awarded to, earned by, or paid to the Company's Chief Executive Officer and each of the Company's other four most highly compensated executive officers (the "Named Executives") during the years ended December 31, 1996, 1997 and 1998.

                           Summary Compensation Table

                                           Annual             Long-Term
                                        Compensation     Compensation Awards
                                      ----------------- ---------------------
                               Year                     Restricted   Shares
                               Ended                      Stock    Underlying
Name and Principal Position   Dec. 31  Salary   Bonus     Awards   Options(1)
---------------------------   ------- -------- -------- ---------- ----------
Andrew B. Parkinson            1998   $140,000 $ 21,315  $    --     25,000
 Chairman, President and       1997   $140,000 $ 28,235  $    --     60,000
 Chief Executive Officer       1996   $120,000 $ 26,700  $    --     10,000

John C. Walden                 1998   $154,500 $ 28,343  $    --    158,728
 Chief Operating Officer       1997   $154,500 $137,746  $    --    122,000
                               1996   $147,115 $130,725  $    --     10,000

Thomas L. Parkinson            1998   $140,000 $ 33,922  $    --     25,000
 Executive Vice President--    1997   $140,000 $ 30,723  $    --     60,000
 Chief Technology Officer and
  Director                     1996   $120,000 $ 27,330  $    --     10,000

Timothy M. Dorgan              1998   $121,900 $ 38,000  $    --    122,635
 Executive Vice President--    1997   $121,900 $ 21,336  $    --    125,000
 Marketing                     1996   $115,000 $ 17,466  $    --     15,000

John A. Furton                 1998   $118,450 $ 21,525  $    --     89,266
 Senior Vice President--       1997   $118,450 $ 16,586  $    --     60,000
 Chief Information Officer     1996   $104,375 $ 16,301  $    --     10,000

--------
(1) Amounts represent new options, repriced options and replacement options to purchase shares of Common Stock granted during fiscal years 1998, 1997 and 1996. New options granted in fiscal years 1998, 1997 and 1996 were as follows: Mr. A. Parkinson, 25,000, 60,000 and 10,000, respectively; Mr. Walden, 12,500, 120,000 and 10,000, respectively; Mr. T. Parkinson, 25,000, 60,000 and 10,000, respectively; Mr. Dorgan, 12,500, 125,000 and 15,000, respectively; and Mr. Furton, 12,500, 60,000 and 10,000, respectively.

   General Information Regarding Options. The following tables show information regarding stock options held by the Named Executives.

                          Option Grants in Fiscal 1998

                                                            % of
                                                           Total
                                                          Options                       Potential  Potential
                         Number of Securities Underlying Granted to Exercise Expiration Realizable Realizable
          Name                   Options Granted         Employees   Price      Date        5%         10%
          ----           ------------------------------- ---------- -------- ---------- ---------- ----------
Andrew B. Parkinson..... New Grants           12,500 (1)   0.93%     $6.000   12/15/06   $ 35,809   $ 85,769
                                              12,500 (2)   0.93%     $6.000   12/15/06   $ 35,809   $ 85,769

John C. Walden.......... New Grant            12,500 (1)   0.93%     $6.000   12/15/06   $ 35,809   $ 85,769
                         Repriced Options    100,000 (3)   7.42%     $7.875   06/11/05   $215,059   $600,961
                                               2,000 (5)   0.15%     $7.875   09/10/05   $  4,301   $ 12,019
                         Replacement Options  21,014 (4)   1.56%     $7.125   11/20/04   $ 60,953   $142,046
                                               1,881 (4)   0.14%     $8.625   11/20/04   $  5,518   $ 12,518
                                              10,000 (4)   0.74%     $8.625   06/01/05   $ 35,112   $ 81,827
                                              11,333 (4)   0.84%     $8.625   01/01/06   $ 39,793   $ 92,734

Thomas L. Parkinson..... New Grants           12,500 (1)   0.93%     $6.000   12/15/06   $ 35,809   $ 85,769
                                              12,500 (2)   0.93%     $6.000   12/15/06   $ 35,809   $ 85,769

Timothy M. Dorgan....... New Grant            12,500 (1)   0.93%     $6.000   12/15/06   $ 35,809   $ 85,769
                         Repriced Options    100,000 (3)   7.42%     $7.875   06/11/05   $215,059   $600,961
                         Replacement Options  10,135 (4)   0.75%     $8.000   10/30/03   $ 22,401   $ 49,500

John A. Furton.......... New Grant            12,500 (1)   0.93%     $6.000   12/15/06   $ 35,809   $ 85,769
                         Repriced Options     50,000 (3)   3.71%     $7.875   06/11/05   $107,530   $300,480
                         Replacement Options   8,225 (4)   0.61%     $7.500   12/31/02   $ 13,294   $ 28,629
                                              16,000 (4)   1.19%     $7.500   01/01/03   $ 25,861   $ 55,692
                                               2,541 (4)   0.19%     $7.500   12/31/03   $  5,265   $ 11,635

--------
(1) These stock options vest with respect to 1/4th of the options on the first anniversary of the date of grant, and thereafter with respect to 1/48th on the last day of each month and are exerciseable until the eighth anniversary of the date of grant.
(2) These stock options vest with respect to 1/48th on the last day of each month and are exerciseable until the eighth anniversary of the date of grant.
(3) These stock options represent the repriced options that vest according to the schedule of the original stock options. The original stock options vest with respect to 1/4th of the options on the first anniversary of the date of grant, and thereafter with respect to 1/48th on the last day of each month and are exerciseable until the eighth anniversary of the date of grant.
(4) These stock options are fully vested.
(5) These stock options represent repriced options which are fully vested.

       Option Exercises in Fiscal 1998 and Fiscal Year-End Option Values

                                                    Options as of          Option Value as of
                           Shares                 December 31, 1998       December 31, 1998 (1)
                          Acquired    Value   ------------------------- -------------------------
          Name           on Exercise Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           ----------- -------- ----------- ------------- ----------- -------------
Andrew B. Parkinson.....       --    $    --    142,928       65,792     $613,979     $ 23,713
John C. Walden..........    63,486   $264,995    81,894      117,501     $  5,020     $126,205
Thomas L. Parkinson.....       --    $    --    152,716       65,792     $648,839     $ 23,713
Timothy M. Dorgan.......    19,697   $113,258    93,945      102,501     $120,885     $ 53,272
John A. Furton..........   119,094   $692,450    60,662       53,293     $ 25,192     $ 13,550

--------
(1) Represents the aggregate dollar value of in-the-money, unexercised options held at the end of the year, based on the difference between the exercise price and $6.8125, the closing price for the Common Stock as of December 31, 1998, the last trading day in fiscal 1998, as reported for Nasdaq National Market Issues in The Wall Street Journal.

Report on Repricing of Options by the Compensation Committee

   In connection with the Company's Initial Public Offering, the Compensation Committee granted options to purchase an aggregate of 350,000 shares of Common Stock to the executive officers at that time and in addition, approved the granting to key employees of options to purchase an aggregate of 460,000 shares of Common Stock. In light of the fact that the exercise price of the stock options granted at the time of the Initial Public Offering was significantly higher than the market price of Common Stock subsequent to the grant date, the Compensation Committee determined that such stock options did not have the intended effect of enhancing the Company's ability to attract and retain executives in competition with technology and growth-oriented companies. Consequently, after careful consideration and deliberation over a period of time, the Compensation Committee passed a resolution on May 1, 1998 by which the exercise price of 637,464 options held by certain nondirector executive officers, senior managers and other employees was reduced from $16.00 to $7.875 per share, which reflects 110 percent of the market value of the shares as of the date of the resolution. Furthermore, the repriced options were subject to a prohibition on exercise for six months after the date of the repricing.

   The Company has not repriced options in the past ten years except as described above. The following table sets forth certain information concerning the repricing of options held by any executive officer during the last ten fiscal years. The exercise price of options held by directors of the Company did not change.

                                  THE COMPENSATION COMMITTEE OF
                                  THE BOARD OF DIRECTORS

                                  Trygve E. Myhren (Chairman)
                                  Tasso H. Coin
                                  Mark VanStekelenburg

                           10-Year Option Repricings

                                                                          Length of
                                 Number of   Market                        Original
                                 Securities Price Of  Exercise           Option Term
                                 Underlying Stock At  Price At    New    Remaining At
                                  Options    Time Of   Time Of  Exercise   Date of
          Name             Date   Repriced  Repricing Repricing  Price   Repricing(1)
          ----            ------ ---------- --------- --------- -------- ------------
Andrew B. Parkinson.....     --       --        --        --        --         --
 Chairman, President
 and Chief Executive
 Officer

John C. Walden..........  5/1/98  102,000    $7.125    $16.00    $7.875    7 years
 Chief Operating Officer

Thomas L. Parkinson.....     --       --        --        --        --         --
 Executive Vice
 President--Chief
 Technology Officer and
 Director

Timothy M. Dorgan.......  5/1/98  100,000    $7.125    $16.00    $7.875    7 years
 Executive Vice
 President--Marketing

John A. Furton..........  5/1/98   50,000    $7.125    $16.00    $7.875    7 years
 Senior Vice President--
 Chief
 Information Officer

Carl E. Alguire.........  5/1/98   35,000    $7.125    $16.00    $7.875    7 years
 Senior Vice President--
 Fulfillment Operations

Dan Rabinowitz..........  5/1/98   20,000    $7.125    $16.00    $7.875    7 years
 Vice President--Chief
 Financial Officer

William J. Christopher..  5/1/98    5,000    $7.125    $16.00    $7.875    7 years
 Vice President--Member
 Services

Michael P. Brennan......  5/1/98    5,000    $7.125    $16.00    $7.875    7 years
 Vice President--Product
 Management

--------
(1) The original term of the options that were repriced was eight years.

Employment Agreements

   The Company has employment agreements and severance agreements with each of the Named Executives. The agreements set forth compensation arrangements, including base salaries and minimum targets for annual bonuses. The agreements expire in 2002, and are renewable thereafter for one-year terms. The Company may terminate a Named Executive's employment with or without "cause," as defined in such agreements, and a Named Executive may terminate his employment for any reason, including "good reason," as defined in such agreements. Upon termination by the Company without "cause," or termination by the employee for "good reason," such Named Executive is entitled to severance payments equal to his base salary and bonus for 18 months. In the event there is a "change in control," as defined in the severance agreements, prior to such termination, the Named Executive is entitled to a lump sum severance payment equal to his base salary and bonus for two years, and the vesting of all of such Named Executive's stock options will be accelerated so that all such stock options become immediately exercisable. The current annual salary rates under the employment agreements for the Company's Named Executives are as follows: Mr.
A. Parkinson, $140,000; Mr. Walden, $154,500; Mr. T. Parkinson, $140,000; Mr.
Dorgan, $121,900; and Mr. Furton, $118,450. Under the terms of the agreements, annual salaries may not be reduced; however, increases in annual salaries are at the discretion of the Board of Directors. The Company also has agreements with the Named Executives containing confidentiality, non-competition and non-solicitation provisions between the Company and such employees for the terms set forth in each agreement.

Management Bonus Plan

   Each of the Named Executives is eligible to receive an annual bonus based on the achievement of individual and corporate goals. Awards are determined by the Compensation Committee.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

   All compensation decisions for the Chief Executive Officer and each of the other Named Executives are currently made by the Compensation Committee of the Board of Directors. The Compensation Committee consists of Messrs. Trygve E. Myhren (Chairman), Tasso H. Coin and Mark VanStekelenburg. Each member of the Compensation Committee is a non-employee director who has not previously been an officer or employee of the Company.

Compensation Report by the Compensation Committee

   This report is submitted by the Compensation Committee of the Board of Directors.

   Compensation Policies. The Compensation Committee sets the compensation of the Chief Executive Officer and also sets the compensation of the other executive officers and all vice presidents, taking into consideration the recommendations of the Chief Executive Officer. All other employees' compensation is set by the Chief Executive Officer subject to the review of the Compensation Committee. The Compensation Committee also administers the Company's stock-based compensation plans. The Compensation Committee consists of three non-employee directors.

   The philosophy of the Compensation Committee and the Company is to provide competitive salaries as well as competitive incentives designed to:

  . Attract and retain well qualified executives necessary to the Company's long-term success;

  . Provide incentives for achievement of short-term individual, business unit and corporate goals;

  . Provide incentives for achievement of long-term business unit and corporate goals; and

  . Align the interests of management with those of the stockholders to encourage the achievement of continuing increases in stockholder value.

   The compensation mix reflects a balance of annual base salary payments, annual incentive bonus payments, long-term stock based incentives and other competitive executive benefits. Incentive compensation has historically been determined on an annual basis. Beginning in 1998, the Compensation Committee also began to take into account quarterly performance of the Chief Executive Officer and other executive officers.

   Base. It is the Compensation Committee's policy to establish base salaries and provide benefit packages at competitive levels in order to attract and retain well qualified executives. Base salaries of senior executives are based on several factors including an assessment of the position and particular responsibilities of such officer, the performance of the Company, comparable companies, the economy in general and such other factors as the Compensation Committee may deem relevant. The 1998 average base salary of senior executives did not increase over the previous year's level.

   Annual Bonus Plan. The annual bonus plan in effect for 1998 was designed to provide incentives and rewards for achievement of short-term individual goals as well as business unit and Company goals by giving salaried employees the opportunity for bonuses based on individual performance, the performance of the business unit to which the employee is assigned, and the Company's performance. In the case of executive officers, the bonus is based on the achievement of individual performance goals (25-50% weighting) and the performance of the Company and/or the applicable business unit (50-75%). Individual performance goals are tailored to each individual's position and duties and vary in terms of number, scope and substance among the eligible employees. Individual performance goals for employees are established by management and then reviewed with the employee. The performance goals for each business unit and the Company as a whole relate to the achievement of predetermined financial or operating factors. Company and business unit quarterly goals are established before the start of each fiscal year and are reviewed and approved by the Compensation Committee. Awards under the annual bonus plan are based on a percentage of earned salary. Bonuses are conditioned on achieving minimum or "threshold" goals. During 1998, bonuses were paid out for employee's achievement of individual performance goals, certain business unit operating results and total Company performance.

   Long-Term Stock-Based Incentives. Stock option awards are designed to encourage long-term commitment to the Company by participating executives, more closely align executive and stockholder interests and reward executives and other key employees for building stockholder value. The Compensation Committee recognizes that the Company competes for executives with other technology and growth-oriented companies and believes that stock ownership by management is a critical element of compensation. Stock-based awards have been granted by the Company to executives and other key employees since the Company's inception.

   Stock options are granted at the fair market value price of the Common Stock on the date of grant, are subject to vesting over time and only have future value for the employees if the stock price appreciates from the date of grant. Factors influencing stock-based grants to employees include performance of the Company, relative levels of responsibility, contributions to the business of the Company and competitiveness with other technology and growth-oriented companies. As of December 31, 1998, approximately 60% of full-time employees held stock options.

   To encourage stock ownership by executives, replacement stock options ("Replacement Options") are granted, at the executive's election, simultaneously with the exercise of the original stock option. Replacement Options are intended to encourage an executive to exercise a stock option earlier than might otherwise occur, thereby encouraging increased share ownership by the executive. Replacement Options are granted when an executive exercises an option by surrendering (or attesting to) currently owned shares to purchase the shares subject to the option as well as to satisfy tax withholding obligations related to the exercise of the option. The number of shares with respect to which Replacement Options are granted is equal to the number of shares so surrendered. Replacement Options are subject to the same terms and conditions as the original options, including the expiration date, except that the option price of a Replacement Option is the fair market value on the date of its grant rather than the option price of the original option, and Replacement Options are exercisable at the time of the award.

   Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) of the Internal Revenue Code of 1986 (the "Code") generally limits to $1 million the amount that a publicly held corporation is allowed each year to deduct for the compensation paid to each of the corporation's chief executive officer and the corporation's four most highly compensated officers other than the chief executive officer, subject to certain exceptions. One such exception is "qualified performance-based" compensation. Compensation attributable to a stock option or a stock appreciation right is "qualified performance-based compensation" if all of the following conditions are satisfied: (i) the grant or award is made by a compensation committee consisting solely of two or more "outside directors"; (ii) the plan under which the option or right is granted states the maximum number of shares with respect to which options or rights may be granted during a specified period to any individual; (iii) under the terms of the option or right, the amount of compensation the employee could receive is based solely upon an increase in the value of the stock after the date of grant or award; and (iv) the material terms of the plan under which the option or right is granted are disclosed to the publicly held corporation's stockholders and approved by them before any compensation under the plan is paid. The Compensation Committee consists solely of "outside directors," as defined for purposes of Section 162(m) of the Code. The Company's stock-based incentive plan was approved by the stockholders of the Company prior to the Initial Public Offering. Due to these and other reasons, the Company does not believe that the $1 million deduction limitation should have any effect on the Company in the near future. If the $1 million deduction limitation is expected to have any effect on the Company in the future, the Company will consider ways to maximize the deductibility of executive compensation, while retaining the discretion the Company deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent.

   Benefits. Benefits offered to key executives are largely those that are offered to the general employee population, such as group health and life insurance coverage and participation in the Peapod, Inc. Employee Stock Purchase Plan. Benefits are not tied directly to corporate performance.

   Chief Executive Officer. The Chief Executive Officer's Compensation is based upon the policies and objectives discussed above. Mr. Andrew Parkinson's annual base salary was $140,000 at the end of 1998, which represents no increase over 1997 levels. Mr. Parkinson received a bonus of $21,315 based on 1998 performance. Going forward, 100% of Mr. Parkinson's bonus opportunity will be based on target financial and operating results of the Company established at the beginning of the fiscal year.

   In December 1998, Mr. Parkinson was granted options to purchase 25,000 shares of Common Stock (at an exercise price of $6.00 per share) based on 1998 performance. See "Summary Compensation Table."

   The Compensation Committee believes that the Company's executive compensation policies and programs serve the interests of the Company and its stockholders.

                                  THE COMPENSATION COMMITTEE OF
                                  THE BOARD OF DIRECTORS

                                  Trygve E. Myhren (Chairman)
                                  Tasso H. Coin
                                  Mark VanStekelenburg

Performance Graph

   The rules of the Securities and Exchange Commission ("SEC") require each public company to include a performance graph comparing the cumulative total stockholder return on such company's common stock for the five preceding fiscal years, or such shorter period as the registrant's class of securities has been registered with the SEC, with the cumulative total returns of a broad equity market index and a peer group or similar index. The Common Stock began trading on the Nasdaq Stock Market under the symbol "PPOD" on June 10, 1997. Accordingly, the performance graph included in this Proxy Statement shows the period from June 10, 1997 through December 31, 1998.

   The following chart graphs the performance of the cumulative total return to stockholders (stock price appreciation plus dividends) between June 10, 1997 and December 31, 1998 in comparison to The Nasdaq Composite Index and the Hambrecht & Quist Technology Index (the "Technology Index") comprised of securities of technology companies traded on the Nasdaq Stock Market, the New York Stock Exchange and the American Stock Exchange.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
            Among Peapod, Inc., The Nasdaq Stock Market--U.S. Index
                            and the Technology Index


                                                       6/10/97 12/31/97 12/31/98
                                                       ------- -------- --------
Peapod, Inc........................................... $100.00 $ 40.63  $ 42.58
The Nasdaq Stock Market--U.S. Index................... $100.00 $112.75  $158.49
Technology Index...................................... $100.00 $106.41  $165.52

   Assumes $100.00 invested on June 10, 1997 in Peapod, Inc. Common Stock, The Nasdaq Stock Market-U.S. Index and the Technology Index. Cumulative total return assumes reinvestment of dividends.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1999 by (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each of the Named Executives and (iv) all directors and executive officers of the Company as a group.

                                                          Amount of
                                                          Beneficial Percent of
Name of Beneficial Owner(1)                               Ownership   Class(2)
---------------------------                               ---------- ----------
Tribune National Marketing Company
 435 North Michigan Avenue
 Chicago, Illinois 60611................................. 1,808,115    10.5%
Tasso H. Coin (3)+.......................................   247,403     1.4%
Timothy M. Dorgan (4)+...................................   124,881        *
John A. Furton (5)+......................................   205,311     1.2%
Robert S. Goodale (6)+...................................    11,000        *
Trygve E. Myhren (7)+....................................    55,988        *
Andrew B. Parkinson (8)+................................. 1,041,180     6.0%
Thomas L. Parkinson (9)+................................. 1,135,601     6.6%
Seth L. Pierrepont (10)+.................................   414,619     2.4%
Mark VanStekelenburg (11)+...............................     7,100        *
John C. Walden (12)+.....................................    70,908        *
All executive officers and directors as a group (14
 persons)................................................ 3,424,398    19.8%

--------
    +The mailing address of each of these individuals is c/o Peapod, Inc., 9933 Woods Drive, Skokie, Illinois 60077.
 (1) The information presented in this table is based solely on information contained in Schedule 13Gs filed by the beneficial owners with the Securities and Exchange Commission or information furnished to the Company. Except as set forth in the footnotes to this table, the persons named in the table above have sole voting and investment power with respect to all shares shown as beneficially owned by them.
 (2) Number of shares deemed outstanding includes 17,296,590 shares outstanding as of March 31, 1999 and any shares subject to options held by the person or entity in question that are currently exercisable or will become exercisable within 60 days. Percentages of less than 1% are indicated by an asterisk.
 (3) Includes 10,000 shares owned by Mr. Coin's wife. Mr. Coin disclaims beneficial ownership of such shares. Includes 11,667 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
 (4) Includes 109,779 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
 (5) Includes 66,496 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
 (6) Includes 10,000 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
 (7) Includes 11,667 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
 (8) Includes 150,845 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
 (9) Includes 61,425 shares held for the benefit of the minor children of Mr. Andrew B. Parkinson. Mr. Thomas L. Parkinson disclaims beneficial ownership of such shares. Also includes 2,961 shares owned by his minor son and 160,633 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.
(10) Includes 215,819 shares of Common Stock issuable pursuant to options that are exercisable by Mr. Pierrepont or Sage Venture Management Incorporated within 60 days. Excludes an aggregate of 42,833 shares held by various trusts for the benefit of his children, with respect to which shares Mr. Pierrepont disclaims beneficial ownership.
(11) Includes 3,100 shares held for the benefit of his minor children. Mr. VanStekelenburg shares voting and dispositive power with respect to these shares with his wife.
(12) Includes 25,896 shares of Common Stock issuable pursuant to options that are exercisable within 60 days.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder require the Company's directors and executive officers and persons who are deemed to own more than ten percent of the Common Stock (collectively, the "Reporting Persons"), to file certain reports ("Section 16 Reports") with the SEC with respect to their beneficial ownership of Common Stock. The Reporting Persons are also required to furnish the Company with copies of all Section 16 Reports they file.

   Based solely on a review of the forms it has received and on written representations from certain Reporting Persons that no such forms were required for them, the Company believes that during fiscal 1998 all Section 16 filing requirements applicable to its directors, executive officers and greater than 10% beneficial owners were complied with by such persons except with respect to the following: each of Messrs. Alguire, Myhren, A. Parkinson, T. Parkinson, Pierrepont and VanStekelenberg inadvertently failed to report timely a transaction or transactions on Form 4, and each of Messrs. Brennan and Christopher inadvertently failed to file timely a report on Form 3.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Registration Rights

   The Company has granted to Messrs. Andrew and Thomas Parkinson and to certain stockholders (the "Holders") certain rights (the "Registration Rights") to require the Company to take action to register under the Securities Act of 1933, as amended (the "Securities Act"), the sale of shares of Common Stock (the "Registrable Shares") held by them. The number of such registrations which the Company is obligated to effect is limited to four registrations in the aggregate. Such Registration Rights, as well as rights granted to Mr. Tasso Coin, a director of the Company (the "Piggyback Rights"), provide that in the event the Company proposes to register any of its securities under the Securities Act at any time or times, subject to certain limitations, the Company will use its best efforts to include the Registrable Shares and a pro rata portion of Mr. Coin's shares in such registration upon the request of the Holders or Mr. Coin. The Company is generally required to bear the expenses of all such registrations, except underwriting discounts and commissions.

Other

   The Liquidation. Peapod Liquidating Corp., a Delaware corporation ("PLC"), the general partner of the Company's predecessor, was liquidated on January 21, 1998. The 3,106,293 shares of the Common Stock of the Company owned by PLC were distributed to the shareholders of PLC in proportion to their relative ownership interests in PLC.

                         INDEPENDENT PUBLIC ACCOUNTANTS

   Representatives of KPMG LLP, who served as the Company's independent public accountants for the last fiscal year, are expected to be present at the Annual Meeting and will have an opportunity to make a statement and to respond to appropriate questions raised by stockholders at the Annual Meeting or submitted in writing prior thereto.

                 STOCKHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

   In order to be considered for inclusion in the Company's proxy materials for the 2000 Annual Meeting of Stockholders, any stockholder proposal must be addressed to Peapod, Inc., 9933 Woods Drive, Skokie, Illinois 60077, Attention:
Secretary, and must be received no later than December 11, 1999.

   The Company's By-laws set forth additional requirements and procedures regarding the submission by stockholders of matters for consideration at an annual meeting of stockholders. A stockholder proposal or nomination intended to be bought before the 2000 Annual Meeting must be received by the Secretary in writing on or before January 10, 2000. A nomination or proposal that does not comply with such requirements and procedures will be disregarded.

                           EXPENSES OF SOLICITATION

   Your proxy is solicited by the Board of Directors and its agents and the cost of solicitation will be paid by the Company. Officers, directors and regular employees of the Company, acting on its behalf, may also solicit proxies by telephone, facsimile transmission or personal interview. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares of record by such persons.

                          ANNUAL REPORT ON FORM 10-K

   THE COMPANY WILL FURNISH WITHOUT CHARGE A COPY (WITHOUT EXHIBITS) OF ITS ANNUAL REPORT ON FORM 10-K (THE "REPORT") FOR THE FISCAL YEAR ENDED DECEMBER 31, 1998, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, UPON THE WRITTEN REQUEST OF ANY STOCKHOLDER AS OF THE RECORD DATE. THE COMPANY WILL PROVIDE COPIES OF THE EXHIBITS TO THE REPORT UPON PAYMENT OF A REASONABLE FEE THAT WILL NOT EXCEED THE COMPANY'S REASONABLE EXPENSES INCURRED IN CONNECTION THEREWITH. REQUESTS FOR SUCH MATERIALS SHOULD BE DIRECTED TO PEAPOD, INC., 9933 WOODS DRIVE, SKOKIE, ILLINOIS 60077, TELEPHONE (847) 583-9400, ATTENTION:
MELODY BASSO.

                                OTHER BUSINESS

   It is not anticipated that any matter will be considered by the stockholders other than those set forth above, but if other matters are properly brought before the Annual Meeting, the persons named in the proxy will vote in accordance with their best judgment.

                                          By order of the Board of Directors,

                                          /s/ Andrew B. Parkinson

                                          ANDREW B. PARKINSON
                                          Chairman, President and Chief
                                           Executive Officer

                   ALL STOCKHOLDERS ARE URGED TO SIGN, DATE
                       AND MAIL THEIR PROXIES PROMPTLY.

                                 PEAPOD, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Andrew B. Parkinson and John C. Walden, or either of them, the attorney or attorneys and proxy or proxies of the undersigned with full power of substitution to attend the 1999 Annual Meeting of Stockholders of Peapod, Inc. (the "Company") to be held at the Hyatt Regency Hotel, 5 Embarcadero Center, San Francisco, California at 10:00 a.m., California time on May 12, 1999 and at any adjournment thereof, to vote all shares of stock of the Company that the undersigned shall be entitled to vote. Said proxies are instructed to vote on the matters set forth in the proxy statement as specified on the reverse. The Board of Directors recommends a vote FOR all of the nominees listed on the reverse.

                           . FOLD AND DETACH HERE .

[X] Please mark your votes as in this example.                             2179

    This proxy, when properly signed and dated, will be voted in the manner directed by the undersigned Stockholder. If no direction is made, this proxy will be voted FOR all nominees stated below.

1. Election of Directors

   FOR   WITHHELD
   [_]     [_]

   Class II - Term to Expire at 2002 Annual Meeting
   Thomas L. Parkinson
   Seth L. Pierrepont

(Instructions: To withhold authority to vote for any individual nominee, write that nominee's name in the blank space below.)


-------------------------------------------------------------------------------

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

   Mark here if you plan to attend the meeting. [_]

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person. If more than one trustee, all should sign. This proxy may be revoked any time prior to its exercise.

               PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.


-------------------------------------------------------------------------------

-------------------------------------------------------------------------------
  SIGNATURE(S)                                               DATE

                           . FOLD AND DETACH HERE .